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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DATE:    January 16, 2004
CONTACT: Clay W. Cone
         Vice President, Director of
         Corporate Communications
         239-436-1676

               FIRST NATIONAL BANKSHARES OF FLORIDA, INC. REPORTS
                    FOURTH QUARTER 2003 AND YEAR-END RESULTS

NAPLES, FL, January 16 - First National Bankshares of Florida, Inc. (NYSE: FLB), a diversified financial services company focused on expansion in the high-growth Florida market, today reported fourth quarter 2003 net income of $4.1 million, or $0.09 per diluted share. These results include after-tax merger and restructuring expenses of $6.5 million, or $0.14 per diluted share.

The company's fourth quarter 2003 operating revenue, consisting of net interest income on a taxable equivalent basis and non-interest income, totaled $47.9 million. This is an 11.8% annualized increase in operating revenue over the third quarter. During the fourth quarter of 2003, non-interest expense was $37.5 million, which included $8.7 million of pre-tax merger and restructuring expenses. This compares with $33.0 million, which included $1.9 million of pre-tax merger and restructuring charges, in the third quarter.

"We are pleased with this trend, which shows increased operating revenue and decreased expenses during the quarter. We believe that these results reflect our ability to successfully execute our strategic plan. All lines of business contributed to our performance, including banking, insurance and wealth management," said Gary L. Tice, Chairman and Chief Executive Officer of First National Bankshares of Florida.

For the full year 2003, the Company reported net income of $31.8 million, or $0.68 per diluted share. These results include after-tax merger and restructuring expenses of $8.4 million, or $0.17 per diluted share, during the twelve months ended December 31, 2003.

On January 1, 2004, First National Bankshares of Florida completed its spin-off from
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F.N.B. Corporation, and on January 2, 2004, trading of its common shares commenced on the New York Stock Exchange. The completion of the spin-off marked the official debut of First National Bankshares as a separate company. Historical results relate to the Company's businesses as they were operated as a business unit of F.N.B. Corporation.

"The completion of our spin-off and our successful debut as a publicly traded company set the stage for our Florida expansion program," Tice said. "During the quarter, much of our efforts were devoted to the separation of the two companies. With that completed, we will be dedicating our full attention to our operating businesses and the marketplace."

For the fourth quarter of 2003, net interest income on a tax-equivalent basis was $33.2 million, reflecting an increase of 5.3% over the prior quarter. This favorable performance is attributable to growth in average loans and a reduction in the cost of funding. For the full year of 2003, net interest income on a tax-equivalent basis was $125.7 million. The net interest margin for the fourth quarter of 2003 was 4.11%, compared to 3.97% for the third quarter of 2003. The net interest margin for the full year of 2003 was 4.19%.

Non-interest income, which includes revenue from trust, securities and insurance operations, for the fourth quarter of 2003 was $14.7 million, compared to $15.0 million in the third quarter. For the full year of 2003, non-interest income totaled $62.4 million, representing 33% of total revenues.

As previously discussed, non-interest expense for the fourth quarter of 2003 was $37.5 million, compared to $33.0 million in the third quarter. The increase was attributable to costs associated with spinning off the Company. For the full year, non-interest expense totaled $130.3 million, which included $11.7 million of merger and restructuring costs.

As of December 31, 2003, the allowance for loan losses, which totaled $28.1 million, was 1.15% of total loans, compared to 1.13% as of September 30, 2003. Non-performing assets represented 0.15% of total assets, compared to 0.16% as of September 30, 2003. Annualized net charge-offs represented 0.14% of average loans for the quarter ended December 31, 2003, consistent with 0.13% for the full year ended December 31, 2003.

Book value per common share as of December 31, 2003, was $7.90 per share. Tangible book value per common share as of December 31, 2003, was $3.93 per share. Total shareholders' equity as of December 31, 2003, was $365.3 million.

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In addition to releasing its fourth quarter and year-end results, First National
Bankshares of Florida is providing earnings guidance in a range of $0.20 to $0.22 per diluted share for the first quarter of 2004 and $0.92 to $0.96 per diluted share for the full year of 2004.

First National Bankshares management will host a conference call on Tuesday, January 20, 2004, at 11 a.m. to discuss the fourth quarter and year-end results and to provide guidance on its strategic plan for expansion in the Florida market. This conference call may be accessed by dialing 1-800-346-7359, with the entry code #1160. For those unable to listen to the live call, a replay will be made available from 2 p.m. on January 20, 2004, until 6 p.m. on January 27, 2004, by dialing 1-800-332-6854, with the entry code #1160.

First National Bankshares of Florida, Inc. is a diversified financial services company headquartered in Naples, Florida. In addition to traditional banking, the company provides a full line of insurance, investments and wealth management services with 59 full-service financial centers throughout southwest and central Florida. The company's common stock is traded on the New York Stock Exchange under the symbol "FLB."

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Except for historical information contained herein, the statements made in this press release constitute "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company's strategic direction, prospects and future results. Certain factors, including those outside the Company's control, may cause actual results to differ materially from those in the forward-looking statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.